Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Intel Corporation

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 – NEWLY REGISTERED SECURITIES

Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee(1)
Other	Intel Corporation Sheltered Employee Retirement Plan Plus(2)	Section 6(b)	$800,000,000	100%	$800,000,000	$92.70	$74,160.00
Total Offering Amounts					$800,000,000		$74,160.00
Total Fee Offsets							$0
Net Fee Due							$74,160.00

(1)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.
(2)

The Intel Corporation Sheltered Employee Retirement Plan Plus obligations are unsecured obligations of Intel to pay deferred compensation in the future in accordance with the terms of the Intel Corporation Sheltered Employee Retirement Plan Plus.